As filed with the Securities and Exchange Commission on April 26, 2012

File No. 333-167207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON

FORM S-3

To Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	2834	93-1301885
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21900 Burbank Boulevard Woodland Hills, California 91367 (818) 992-2907	Dr. Manish Singh ImmunoCellular Therapeutics, Ltd. 21900 Burbank Boulevard Woodland Hills, California 91367 (818) 992-2907
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Sanford J. Hillsberg

Marc Brown

TroyGould PC

Suite 1600

1801 Century Park East

Los Angeles, California 90067

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

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Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Explanatory Note

This Post-Effective Amendment No. 2 on Form S-3 to Form S-1 (this “Registration Statement”) is filed in compliance with Section 10(a)(3) of the Securities Act of 1933 and Rule 401(b) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling securityholders is not soliciting offers to buy these securities, in any state where the offers or sales are not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion. Dated April 26, 2012

ImmunoCellular Therapeutics, Ltd.

6,524,809 Shares of Common Stock

This prospectus relates to the resale of up to 3,472,636 shares of our currently outstanding common stock that are owned by some of our stockholders and 3,052,173 shares of our common stock issuable upon the exercise of warrants held by some of our securityholders named in this prospectus. These shares of common stock and warrants were issued to the selling securityholders in connection with certain private placements of our securities that we completed in March 2010 and May 2010. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when these warrants are exercised by the selling securityholders. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol IMUC. On April 25, 2012, the last reported price of our common stock was $2.78 per share.

The shares included in this prospectus may be reoffered and resold directly by the selling securityholders or their donees, pledgees or other transferees in accordance with one or more of the methods described in the “Plan of Distribution,” which begins on page 24 of this prospectus. We will not control or determine the price at which the selling securityholders decide to sell their shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the selling securityholders with the Securities and Exchange Commission, or the SEC, to permit the selling securityholders to sell the shares described in this prospectus in one or more transactions. The selling securityholders and the plan of distribution of the shares being offered by them are described in this prospectus under the headings “Selling Securityholders” and “Plan of Distribution.”

As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares of common stock offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such common stock is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date of this prospectus or, in the case of the documents incorporated by reference, the date of such documents, regardless of the date of delivery of this prospectus or any sale of the common stock offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

Overview

ImmunoCellular Therapeutics, Ltd. is a clinical stage biotechnology company developing immune-based therapies for the treatment of brain, ovarian and other solid tumor cancers. Our product candidate portfolio includes cellular immunotherapies targeting cancer and cancer stem cell antigens, peptide based immunotherapies targeting cancer stem cells and monoclonal antibodies to diagnose and treat cancers such as glioblastoma multiforme, commonly known as GBM, ovarian cancer, small-cell lung cancer and pancreatic cancer. Our lead product candidate, ICT-107, is a dendritic cell-based vaccine targeting multiple tumor associated antigens for GBM, a particularly lethal type of brain cancer. ICT-107 is designed to activate a patient’s immune system against specific tumor-associated antigens. ICT-107 activates a patient’s immune system by extracting dendritic cells from that patient, loading the dendritic cells with the antigens and reintroducing those cells to the patient’s body to trigger an immune response. In January 2011, we initiated a Phase-II double-blind, placebo-controlled, 2:1 randomized study designed to evaluate the safety and efficacy of ICT-107 in patients with newly diagnosed GBM. We are in the process of enrolling approximately 200 patients at more than 24 clinical trial centers in the U.S. We have enrolled 182 patients as of April 20, 2012, and expect to complete patient enrollment in the second quarter of 2012. In 2010, we completed a Phase I clinical trial of ICT-107 to treat newly diagnosed GBM that showed encouraging results, including progression free survival of 16.9 months and overall survival of 38.4 months. We believe that ICT-107 may also be efficacious in the treatment of recurrent GBM. Throughout the duration of therapy in phase I trial, ICT-107 demonstrates the ability to maintain integrity due to cryopreservation and our proprietary advancements in collecting, developing, storing and utilizing our dendritic cell-based vaccine candidates. While some other cancer immunotherapies like Provenge must be harvested on multiple occasions, we believe that we have the potential to generate significant manufacturing and production efficiencies at a commercial scale, providing us with a competitive advantage. We are developing a similar product (ICT-140) for ovarian cancer that utilizes dendritic cells targeting antigens expressed on ovarian cancer.

We also are developing ICT-121, a potential vaccine candidate currently undergoing preclinical development that is designed to target solid tumors in which CD-133, a cancer stem cell marker, is known to be over-expressed. ICT-121 targets cancer stem cells that are believed by many scientists to be the root of cancer and may be applicable in numerous cancers, including GBM, pancreatic cancer and ovarian and breast cancers. In addition, we have three monoclonal antibody candidates targeting small cell lung cancer, pancreatic cancer, multiple myeloma and ovarian cancer.

Through the acquisitions described below, we are building capabilities to develop new cancer immunotherapeutic products harnessing mechanisms of immune system surveillance in the human body.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center (“Cedars-Sinai”) to certain technology for use as cellular-based immunotherapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by three issued U.S. patents and several U.S. and foreign patent applications. In June 2008, we licensed an additional technology from Cedars-Sinai to target cancer stem cells that may be applicable for brain tumors and other cancer indications.

In February 2008, we acquired certain monoclonal antibody-related technology from Molecular Discoveries LLC (“Molecular Discoveries”). The technology acquired under the Molecular Discoveries agreement and now owned by us consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of antigens and monoclonal antibodies for the diagnosis and treatment of diverse human diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by several issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

In February 2012, we acquired an exclusive world-wide license from the University of Pennsylvania related to patent-pending technology for the production, use and cryopreservation of high-activity dendritic cell cancer vaccines, including ICT-107, the Company’s lead dentritic cell-based cancer vaccine candidate for the treatment of glioblastoma multiforme.

In February 2012, we acquired an exclusive, worldwide license from The John Hopkins University to certain patent-pending technology related to mesothelin-specific cancer immunotherapies. In March 2012, we acquired an exclusive, worldwide license from the University of Pittsburgh to certain technology relating to EphA2, a tyrosine kinase receptor that is highly expressed by ovarian and certain other advanced and metastatic malignancies.

Our current product pipeline is summarized below:

Candidates	Target Indication	Status

Active Immunotherapies:

ICT-107 (Dendritic cell-based vaccine targeting cancer stem cells and cancer antigens)	Newly diagnosed glioblastoma multiforme	Phase II ongoing

ICT-121 (CD-133 targeting cancer stem cell vaccine)	Glioblastoma multiforme, pancreatic cancer and other solid tumor cancers	Pre-clinical

ICT-140 (Dendritic cell-based vaccine targeting cancer stem cells and cancer antigens)	Ovarian cancer	Pre-clinical

Monoclonal Antibodies:

ICT-109 (Monoclonal Antibody)	Lung and pancreatic and colon cancer therapeutic	Pre-clinical

ICT-037 (Monoclonal Antibody)	Colon, ovarian, multiple myeloma therapeutic and diagnostic	Pre-clinical

ICT-69 (Monoclonal Antibody)	Multiple myeloma and ovarian cancer	Pre-clinical

ICT-Diagnostic-SCLC	Diagnostic/Prognostic for small cell lung cancer	Pre-clinical

We do not currently anticipate that we will derive any revenues from either product sales or licensing in the foreseeable future. We do not have any bank credit lines and have financed substantially all of our prior operations through the sale of securities, including an underwritten public offering completed in January 2012 that generated $10.4 million of gross proceeds (before commissions and offering expenses of approximately $1.1 million).

The estimated cost of completing the development of any of our current or potential vaccine candidates, including an estimated $10 million (including expenditures to date) needed to complete our Phase II trial of ICT-107, and of obtaining all required regulatory approvals to market any of those product candidates or potential product candidates is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances will be sufficient to fund our currently planned level of operations through the end of 2013. We plan to seek to obtain additional funds in the future through various financing sources, including possible sales of our securities, and in the longer term through strategic alliances with other pharmaceutical or biopharmaceutical companies. However, we may not be able to obtain any additional funding or to create any such alliances, and any terms under which we may obtain funding may not be sufficient to fund our operations.

Company Information

We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect our disposition of our Spectral Molecular Imaging subsidiary and our acquisition of our cellular-based technology from Cedars-Sinai.

Our principal executive offices are located at 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367, and our telephone number at that address is (818) 992-2907.

The Offering

This offering involves 6,524,809 shares of our common stock issued or issuable to the selling securityholders, consisting of the following:

•

1,794,000 shares of our common stock and 310,000 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock that we issued in a private placement in March 2010 to 18 investors.

•

1,678,636 shares of our common stock and 1,245,455 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock that we issued in a private placement in May 2010 to twelve investors.

•

1,350,000 shares of our common stock issuable upon exercise of a warrant to purchase shares of our common stock issued to Socius CG II, Ltd. in connection with our sale of shares of our preferred stock to an affiliate of that entity in a private placement in May 2010.

•

146,718 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock that we issued to two broker-dealers in connection with our March 2010 and May 2010 private placements.

Common stock offered by the selling securityholders	6,524,809(1)
Common stock currently outstanding	39,384,634(2)
Common stock to be outstanding after the offering, assuming no exercise of the warrants for the shares covered by this prospectus	39,384,634(2)
Common stock to be outstanding after the offering, assuming the exercise of all warrants for the shares covered by this prospectus	42,436,807(1)(3)
OTC Bulletin Board Trading Symbol	IMUC
Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 5.

(1)	Includes 3,052,173 shares of common stock issuable upon exercise of outstanding warrants (with exercise prices ranging from $1.15 to $2.50 per share).
(2)	Does not include 10,184,078 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.27 to $2.25 per share), and 10,965,036 shares of common stock issuable upon the exercise of outstanding warrants (with exercise prices ranging from $1.15 to $2.50).
(3)	Does not include 10,184,078 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.27 to $2.25 per share), and 7,912,863 shares of common stock issuable upon the exercise of outstanding warrants (with exercise prices ranging from $1.15 to $2.00).

RISK FACTORS

An investment in our securities involves a high degree of risk. The risks described below may not be the only ones relating to our company. Additional risks that we currently believe are immaterial may also impair our business operations. Our business, financial condition and future prospects and the trading price of our common stock could be harmed as a result of any of these risks. Investors should also refer to the other information contained in this prospectus, and our other filings from time to time with the Securities and Exchange Commission.

Risks Related To Our Business

We are a development-stage company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are a development-stage company that has only recently commenced any significant research and development activity. We may be unable to satisfactorily develop or market any of our current or proposed product candidates, those product candidates may not generate any revenues, and any revenues generated may not be sufficient for us to become profitable or thereafter maintain profitability. Only one of our product candidates has been clinically tested in an early stage trial. We have not generated any recurring revenues to date, and we do not expect to generate any such revenues for a number of years.

Our cell-based vaccine technologies are our primary platform technologies, and our commercial prospects will be heavily dependent on the outcome of the current and any future clinical trials for our lead vaccine product candidate, ICT-107. We have only four full-time employees, including our President and Chief Executive Officer and our Vice-President – Product Development and Manufacturing, have limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biotechnology in general and cancer immunotherapies and monoclonal antibodies in particular. You must consider that we may not be able to:

•	obtain additional financial resources necessary to develop, test, manufacture and market our vaccine product candidates, our monoclonal antibody candidates or any future product candidates;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates;

•	satisfy the requirements of acceptable pre-clinical and clinical trial protocols, including timely patient enrollment;

•

establish and demonstrate or satisfactorily complete the research to demonstrate at various stages the pre-clinical and clinical efficacy and safety of our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates; and

•

market our vaccine product candidates, our monoclonal antibody candidates or any future product candidates to achieve acceptance and use by the medical community and patients in general and produce revenues.

We have a history of losses, expect future losses and may never become profitable.

With the exception of a one-time licensing fee payment that we previously received in connection with our entering into a research and license option agreement covering one of our monoclonal antibody product candidates with a third party who did not subsequently exercise that option, we have not generated any revenues and have incurred operating losses since our inception, and we expect to continue to incur operating losses for the foreseeable future. We may be unable to develop or market products in the future that will generate revenues, and any revenues generated may not be sufficient for us to become profitable. In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise significant additional capital sooner, or in greater amounts, than otherwise anticipated in order to be able to continue development of our present or future product candidates and maintain our operations.

We will need to obtain significant additional capital, which additional funding may dilute our existing stockholders.

We believe that our existing cash balances will be sufficient to fund our currently planned level of operations through the end of 2013. We will need significant funding to carry out all of our development work on our vaccine product candidates, our monoclonal antibody product candidates and future product candidates and to expand the scope of our operations (including seeking to employ additional support personnel on a full-time basis). If we are unable to obtain sufficient capital on a timely basis, the development of our current or any future product candidates is likely to be delayed, and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a national securities exchange, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing. The volume and frequency of such trading has been limited to date. Sufficient funding through a financing may not be available to us at acceptable terms or at all. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of us held by our existing securityholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels. We may seek Small Business Innovation Research or other government grants to conduct a portion of our planned research and development work in addition to certain equity financing. Except for one recently awarded grant under a federal tax credit/grant program for pharmaceutical research and development companies and one recently submitted grant application under the Orphan Drug Act, we have not yet submitted any requests for these grants, the competition for obtaining these grants is intense and we may be unable to secure any grant funding on a timely basis or at all.

Our current product candidates and any future product candidates will be based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our therapies creates significant challenges in regards to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. For example, the U.S. Food and Drug Administration (“FDA”) has limited experience with cancer stem cell or dendritic cell-based therapeutics and, with the exception of one dendritic cell-based vaccine for the treatment of prostate cancer, has not yet approved any of these therapeutics for marketing, and the pathway to regulatory approval for our vaccine product candidates or any future vaccine product candidates may accordingly be more uncertain, complex and lengthy than the pathway for new conventional drugs. The targeting of cancer stem cells as a potential therapy is a recent development that may not become broadly accepted by scientists, pharmaceutical companies or the FDA. In addition, the manufacture of biological products, including cancer stem cell or dendritic cell-based vaccines, could be more complex and difficult, and therefore, these potential challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may elect to delay or discontinue preclinical studies or clinical trials based on unfavorable results. Any product candidate using a cellular therapeutic technology may fail to:

•	survive and persist in the desired location;

•	provide the intended therapeutic benefits;

•	properly integrate into existing tissue in the desired manner; or

•	achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our product candidates may cause undesirable side effects. Results of preclinical research with our vaccine product candidates or any other or future product candidates or clinical results with formulations used in earlier trials that are similar but not identical to our product candidate formulations may not be indicative of the results that will be obtained in later stages of preclinical or clinical research on our product candidates. In particular, the results generated in our Phase I trial of ICT-107 covered a small number of patients at a single trial site and may not be indicative of the results that will be obtained in our current multi-center Phase II trial of a new, optimized formulation of ICT-107.

If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Furthermore, because cancer stem cell and dendritic cell-based products represent new forms of therapy, the marketplace may not accept any products we may develop that utilize these technologies. If we do succeed in developing products, we will face many potential obstacles, such as the need to obtain regulatory approvals and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks, such as product liability claims.

Because of the early stage of development of our vaccine product candidates, we do not know if we will be able to generate data that will support the filing of a biologics license or new drug application for these product candidates or the FDA’s approval thereof. If we experience substantial delays, we may not have the financial resources to continue development of these product candidates or the development of any of our other or future product candidates. Delays in clinical trials could reduce the commercial viability of our vaccine product candidates and any other or future product candidates. Delays in patient enrollment may be caused by a number of factors, including patient reluctance to participate in blinded trials where the patient is not assured of receiving the treatment being tested in the trial.

We are required to pay certain royalties under our license agreement with Cedars-Sinai, and we must meet certain milestones to maintain our license rights.

Under our license agreement with Cedars-Sinai for our cellular-based therapy technology, we will be required to pay substantial royalties to that institution based on our revenues from sales of our products utilizing this technology, and these royalty payments could adversely affect the overall profitability for us of any products that we may seek to commercialize. In order to maintain our license rights under the Cedars-Sinai license agreement, we will need to meet certain specified milestones, subject to certain cure provisions, in the development of our vaccine product candidates and in the raising of funding. We may not be successful in meeting all of the milestones in the future on a timely basis or at all.

Before we can market our vaccine product candidates or any other or future product candidates, we must obtain governmental approval for each of these product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Our current product candidates and any future product candidates that we will be developing will require approval of the FDA before they can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic products is high and, with the exception of Dendreon Corp.’s dendritic cell vaccine for the treatment of prostate cancer, no cancer stem cell or dendritic cell-based cancer vaccine has to date been approved by the FDA. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our proposed product candidates and changes in the FDA’s requirements for our testing during the course of that testing.

The FDA may require pre-clinical work for our monoclonal antibody product candidates beyond what we currently plan to conduct, which could necessitate significant expenditures on our part that we have not budgeted and which could significantly delay the commencement of clinical trials for these product candidates. The formulation of our cancer stem cell vaccine product candidate needs to be completed and certain animal testing must be successfully completed with this formulation before we can test this product candidate in humans. Our cancer stem cell vaccine product candidate has not been previously tested in patients, and we may encounter unexpected and adverse immune responses or other side effects in the patients whom we test with this product candidate.

The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product and other factors. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in our clinical trial program and in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Certain of our current product candidates may not be eligible for Orphan Drug status.

The United States and Europe may designate drugs for relatively small patient populations as orphan drugs. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity, reduced filing fees and specific tax credits. Generally, if a company receives the first marketing approval for a product with an orphan drug designation in the clinical indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that the FDA will not approve another application to market the same drug for the same indication, except in limited circumstances, for a period of seven years in the United States. This exclusivity, however, could block the approval of our proposed product candidates if a competitor obtains marketing approval before us. We have obtained orphan drug status for ICT-107 to treat GBM and may also seek this status for ICT-140 to treat ovarian cancer and for our cancer stem cell vaccine to treat GBM and other diseases if we meet the eligibility criteria. However, even if we obtain orphan drug exclusivity for any of our proposed product candidates, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have will not block the approval of such competitive product.

Fast Track designation for development of our vaccine product candidates or any other potential product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. Receipt of Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time. We may seek Fast Track designation for our vaccine product candidates or any other product candidates, but the FDA may not grant this status to any of our proposed product candidates.

Because our current product candidates represent and our other future potential product candidates will represent novel approaches to the treatment of disease, there are many uncertainties regarding the development, manufacturing, market acceptance, third-party reimbursement coverage and commercial potential of our product candidates.

The approaches offered by our current product candidates or any future product candidates may not gain broad acceptance among doctors or patients and governmental agencies or third-party medical insurers may not be willing to provide reimbursement coverage for proposed product candidates. Moreover, we do not have internal marketing data research resources and are not certain of and have not attempted to independently verify the potential size of the commercial markets for our current product candidates or any future product candidates. Since our current product candidates and any future product candidates will represent new approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in large sets of patients the pharmacological properties ascribed to them in the laboratory studies or smaller groups of patients, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways either before or after they are approved to be marketed. We have not yet manufactured our product on a commercial scale and may not be able to achieve manufacturing efficiencies relative to our competitors. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our current product candidates or any future product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. Certain of our cell-based vaccine product candidates may be formulated with cells harvested and processed from individual target patients, which could limit the target patient population for these vaccines and could require complex and costly manufacturing processes to produce these vaccines on a commercial basis. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which would materially and adversely affect the value of our common stock.

Other factors that are presently unknown to us that we believe will materially affect market acceptance of our current product candidates or any future product candidates include:

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the safety, efficacy and ease of administration;

•	the availability of government and third-party payor reimbursement;

•	the pricing of our product candidates, particularly as compared to alternative treatments; and

•	the availability of alternative effective forms of treatments, at that time, for the diseases that the product candidates we are developing are intended to treat.

Adverse publicity regarding cellular therapies could impact our business.

Although we are not utilizing embryonic stem cells, adverse publicity due to the ethical and social controversies surrounding the use of such cells or any adverse reported side effects from any stem cell, dendritic or other cell therapy clinical trials or to the failure of such trials to demonstrate that these therapies are efficacious could materially and adversely affect our ability to raise capital or recruit managerial or scientific personnel or obtain research grants.

As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have, we will be at a significant competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, research, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases, including brain cancers, that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience and expertise in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that will or may compete with our current product candidates or other future potential product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the cellular and stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy and cancer vaccine technologies, which may include among others Dendreon, Northwest Biotherapeutics, Antigenics, Celldex Therapeutics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology, Osiris Therapeutics, Stemline Therapeutics and Agenus. Dendreon has received FDA marketing approval for Provenge, a prostate cancer vaccine utilizing dendritic cells, Northwest Biotherapeutics is developing a dendritic cell-based vaccine for treating brain tumors, Stemline Therapeutics and Agenus are conducting clinical trials for their cancer vaccines for brain cancer, and Celldex Therapeutics has recently completed a Phase II clinical trial to treat GBM with their cancer vaccine. Other existing and new companies that may enter the field may also be developing vaccines of this type. For example, Amgen is in Phase III clinical trials for a cancer vaccine for treatment of melanoma and Accentia Biopharmaceuticals and Biovest International have a cancer vaccine for the treatment of lymphoma in Phase III clinical trials.

Drugs targeting cancer stem cells is a new emerging field, and a number of companies are developing products that are in various stages of clinical or preclinical development. We will be competing with these companies, which may have more resources than we have. This list may include among others ChemGenex, GlaxoSmithKline, Geron, Stemline Therapeutics, OncoMed Pharmaceuticals, Raven Biotechnologies and Arius Research. In addition, a number of academic and research centers are doing research in this area which may be commercialized by new or existing companies. A number of pharmaceutical companies are also seeking to develop treatments for GBM that are not based on dendritic cell or cancer stem cell technologies, including Genentech/Roche’s Avastin ® .

A number of monoclonal antibody products currently are being marketed for the treatment of cancer, including Rituxan®, Herceptin®, Compath®, Avastin®, Erbitux®, Vectibix®, Zevalin®, and Bexxar®, and numerous other monoclonal antibody based products are under development for the treatment of cancer. In the monoclonal antibody space, we will be directly competing against a number of other well-established pharmaceutical and biotech companies such as Roche, Seattle Genetics, Immunomedics, Bristol-Myers Squibb, Immunogen and others. Several of these companies are also targeting lung, pancreatic and colon cancer.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with ICT-107 or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, also can be expected to compete with us in recruiting qualified scientific personnel.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current product candidates or any future product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our vaccine product candidates or any other or future product candidates, and do not have the capability and resources to manufacture, market or sell our current product candidates or any future product candidates. Vaccines are often administered with one or more adjuvants, which if necessary we will have to procure from a third-party source. We will need to rely on a firm with expertise in producing a humanized form of our monoclonal antibody product candidates. Our business model calls for the outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position. We currently are seeking a partner or licensee to be responsible for the early stage development of our monoclonal antibody product candidates. Since we do not have any significant efficacy data for these product candidates, it will be more difficult for us to obtain partners or licensees on attractive terms or at all at this stage. Accordingly, we will seek to enter, at the appropriate time, into agreements with other companies that can assist us and provide certain capabilities that we do not possess. Even if we do succeed in securing these alliances, we may not be able to maintain them if, for example, development results are disappointing or approval of a product is delayed or sales of an approved product are below expectations. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any future product candidates could be delayed or terminated.

To the extent that we rely on third-party individuals or other companies to manage the day-to-day conduct of our clinical trials or to manufacture, sell or market our current product candidates or any future product candidates, we will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that we might utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If a firm producing humanized forms of our monoclonal antibody product candidates or a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our product candidates may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. The manufacture of clinical supplies for studies and commercial quantities of our current product candidates and any future product candidates are likely to be inherently more difficult and costly than typical chemical pharmaceuticals. This could delay commercialization of any of our product candidates or reduce the profitability of these candidates for us. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own. If we rely on only one source for the manufacture of the clinical or commercial supplies of any of our product candidates or products, any production problems or supply constraints with that manufacturer could adversely impact the development or commercialization of that product candidate or product.

If we or our manufacturers or service providers fail to comply with regulatory laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our vaccine product candidates and any other or future product candidates and may harm our reputation.

If we or our collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our current product candidates or any future product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost efficient manner. The very nature of the product may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee; which may delay or make impossible clinical testing of a product candidate. The Data Safety Monitoring Committee for a clinical trial established by us may stop a trial or deem a product candidate unsafe to continue testing. This may have a material adverse effect on the value of the product candidate and our business prospects.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review.

Following any initial regulatory approval of any products we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our products are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks, including the continuation of a contractual or other relationship with the third-party manufacturer, and reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising also will be subject to regulatory requirements and continuing FDA review.

The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies, including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions or other restrictions and litigation.

We will be dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

We are dependent on our officers and directors for their scientific or managerial skills, including Dr. John Yu, our Chairman of the Board and Chief Scientific Officer, and Dr. Manish Singh, our President and Chief Executive Officer. Except for our President and Chief Executive Officer, our Vice President – Product Development and Manufacturing, and our Director, Business Development and Licensing, we do not have any full-time management personnel. We do not currently maintain key man life insurance on Dr. Yu or Dr. Singh. Dr. Singh and Dr. Yu can terminate their services to us at any time. The loss of the services of either Dr. Singh or Dr. Yu would materially and adversely affect our business.

As we retain additional full-time senior personnel, our overhead expenses for salaries and related items will increase materially from current levels. Competition for such personnel is intense, and we may not be able to attract or retain qualified senior personnel and our failure to do so could have an adverse effect on our ability to implement our business plan.

The market success of our current product candidates and any future product candidates will be dependent in part upon third-party reimbursement policies that have not yet been established for our product candidates.

Our ability to successfully commercialize and penetrate the market for our current product candidates and any future product candidates is likely to depend significantly on the availability of reimbursement for our lead product candidate or any other or future product candidates from third-party payers, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our product candidates, if any, will be high enough to allow the price of our product candidates to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products which currently are reimbursable, they may be unwilling to use our product candidates since they will have to pay for the unreimbursed amounts. The reimbursement status of newly approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our lead product candidate and any future product candidates could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. Comprehensive health care reform legislation that was enacted in 2010 could adversely affect our business and financial condition. Among other provisions, the legislation provides that a “biosimilar” product may be approved by the FDA on the basis of analytical tests and certain clinical studies demonstrating that such product is highly similar to an existing, approved product and that switching between an existing product and the biosimilar product will not result in diminished safety or efficacy. This abbreviated regulatory approval process may result in increased competition if we are able to bring a biopharmaceutical product to market. The legislation also includes more stringent compliance programs for companies in various sectors of the life sciences industry with which we may need to comply and enhanced penalties for non-compliance with the new health care regulations. Complying with new regulations may divert management resources, and inadvertent failure to comply with new regulations may result in penalties being imposed on us.

Some states and localities have established drug importation programs for their citizens, and federal drug import legislation has been introduced in Congress. The Medicare Prescription Drug Plan legislation, which became law in December 2003, required the Secretary of Health and Human Services to promulgate regulations for drug reimportation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States. The Secretary, however, retained the discretion not to implement a drug reimportation plan if he finds that the benefits do not outweigh the costs, and has so far declined to approve a reimportation plan. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability.

A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are possible, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability and other claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of medical products in general, and vaccines in particular, expose us to the risk of significant damages from product liability and other claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our current lead products candidate or any future product candidates, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities and obtained this coverage for the recently completed and current clinical trials of our dendritic cell-based vaccine product candidate. We may not be able to secure such insurance in the amounts we are seeking or at all for any of the future trials for our current product candidates or any future product candidates. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years and the costs for insuring a vaccine type product may be higher than other pharmaceutical products, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

We may encounter delays and difficulties in the development of technologies or operations of any other businesses we may acquire.

We may, from time to time, acquire technologies or businesses that are complementary to our existing technologies or operations or that we otherwise believe offer an attractive opportunity for us in the future. We may encounter various types of unanticipated difficulties in connection with developing these technologies or operating these businesses; the risk of these occurring potentially being greater if these technologies or businesses are not directly related to any existing technology of operations. Any such difficulties could have a material adverse effect on our financial performance and condition.

Risks Relating to our Intellectual Property

Our patents and maintenance of trade secrets may not protect the proprietorship of our products, impairing our competitive position, and our business, financial condition and results of operations could be adversely affected.

Our ability to compete successfully will depend significantly on our ability to defend patents that may have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others or others infringing on our proprietary rights. Although Cedars-Sinai as our licensor has filed applications relative to a number of aspects of our cancer vaccine technology, we are responsible going forward to prosecute these patent applications.

The U.S. Patent and Trademark Office has recently issued patents covering ICT-107 and certain other aspects of our cancer vaccine technology licensed from Cedars-Sinai. We also have filed a U.S. provisional patent application and an international application covering our cancer stem cell vaccine product candidate, ICT-121. There is no assurance, however, that any allowed or issued patents will not be challenged by others or that we can maintain any patent protection.

Even if we have or are subsequently able to obtain patent protection for our vaccine product candidates or any of our other or future product candidates, there is no guarantee that the coverage of these patents or the existing patents we own covering our monoclonal antibody based technology will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringement by third parties. Patent litigation is expensive, and we may not be able to afford the costs. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources.

Dr. John Yu, a co-inventor of our cellular-based therapy technology who serves as our Chairman of the Board, is employed by Cedars-Sinai, which may assert that future intellectual property generated by Dr. Yu belongs to that institution rather than to us, and we may be required to seek a license from Cedars-Sinai for any such rights. We acquired our monoclonal antibody related technology from Molecular Discoveries, but third parties who previously employed that company’s lead scientist could potentially assert ownership claims to the technology. We do not have any issued patents or patent applications covering DIAAD and may not be able to protect this technology through any trade secrets that we may hold or future patents, if any, that we may seek to obtain.

Nondisclosure agreements with employees and third parties may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we will also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we will rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, offer for sale, use or sale of our current product candidates or any future product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

Should third parties patent specific cells, systems, receptors, monoclonal antibodies or other items that we are seeking to utilize in our development activities, we may be forced to license rights from these parties or abandon our development activities if we are unable to secure these rights on attractive terms or at all. In light of the large number of companies and institutions engaged in research and development in the cellular therapy and monoclonal antibody fields, we anticipate that many parties will be seeking patent rights for many cellular or monoclonal antibody based technologies and that licensing and cross-licensing of these rights among various competitors may arise. Our dendritic cell-based vaccine product candidate utilizes six antigens for which we may be required to obtain additional licenses from one or more other parties before we can commercialize this product candidate. We may not be able to obtain all of the licenses that we may need on attractive terms or at all, which could result in our having to reformulate or abandon this product candidate.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our current product candidates or any future product candidates; or

•	be unable to conduct or participate in the manufacture, use, offer for sale or sale of product candidates or methods of treatment requiring licenses.

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our current product candidates or any future product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm us. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.

Risks Related to Our Securities

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small early stage company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or be sustained. Due to these conditions, you may not be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. As a result, investors could, and should be prepared to, lose all or part of their investment.

You may have difficulty selling our shares if they are deemed “penny stocks.”

Since our common stock is not listed on a national securities exchange, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-national securities exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions that we may not fall within in the future). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of March 31, 2012, our directors and executive officers, including Dr. John Yu, beneficially owned approximately 20% of our outstanding common stock. Dr. Yu also currently is entitled to serve as a director and to designate two of our other directors. These stockholders, if they act together, and Dr. Yu, through his right to name himself plus two of our directors, may be able to direct the outcome of matters presented to our stockholders, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our certificate of incorporation.

We also may choose to enter into agreements with one or more investors in which we would agree to change the size or composition of our board of directors.

The decisions of these stockholders or any investor - designated directors may conflict with our interests or those of our other stockholders.

Potential conflicts of interest could arise for certain members of our management team in the performance of their services for us.

Dr. John Yu, our Chairman of the Board, and Dr. Keith Black, the Chairman of our Scientific Advisory Board, are full-time employees of Cedars-Sinai, which owns shares of our common stock and where we previously conducted and plan to conduct future research and development work, including clinical trials of our vaccine product candidates. Potential conflicts of interest could arise as a result, including for Dr. Yu and Dr. Black in performing services for us and for Cedars-Sinai, in establishing the terms under which Cedars-Sinai performs work for us, and in Cedars-Sinai conducting the research. Dr. Yu and other scientists associated with Dr. Yu at Cedars-Sinai may perform research in the field of brain tumors that is sponsored by other third parties. We will not acquire any interest in the intellectual property generated by this research, including several clinical trials with dendritic cell-based vaccines that have been completed or are planned to be initiated. These studies may compete for patients to be enrolled in clinical trials with our current or future clinical trials.

Substantial sales of our common stock could cause our common stock price to fall.

There are currently 39,384,634 outstanding shares of our common stock and another 20,294,118 shares of our common stock issuable upon exercise of currently exercisable options or warrants, most of which are eligible to be publicly resold under current registration statements or pursuant to Rule 144. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our securities are quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on or a national securities exchange.

Our securities are currently quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not listed on a national securities exchange. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on a national securities exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on a national securities exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of clinical trials by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	conditions and trends in the pharmaceutical and other industries;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this report.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 5, as such risk factors may be amended or updated periodically under the heading “Risk Factors” in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we subsequently file with the Securities and Exchange Commission and which are incorporated by reference into this prospectus.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling securityholders. We will, however, receive the proceeds from the exercise of the warrants held by the selling securityholders for the 3,052,173 shares underlying such warrants which are covered by this prospectus. If all of the warrants to purchase the 3,052,173 shares are exercised for cash, the total amount of proceeds that we would receive is approximately $5,783,220. We would expect to use the proceeds from the exercise of warrants, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

SELLING SECURITYHOLDERS

Selling Securityholders Table

The shares to be offered by the selling securityholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling securityholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling securityholders. The selling securityholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling securityholders after any sales made pursuant to this prospectus because the selling securityholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling securityholders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling securityholders. The term “selling securityholder” or “selling securityholders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
ALB Private Investments LLC	459,211	(2)	1.16%	280,000	(2)	179,211	*
Maida Chicon	87,500	(3)	*	25,000	(3)	62,500	*
Phylis M. Esposito	663,421	(4)	1.68%	300,000	(4)	363,421	*
Sander Flaum	100,000	(5)	*	100,000	(5)	0	0
Cynthia Kohn	100,000	(6)	*	100,000	(6)	0	0
John Kohn	50,000	(7)	*	50,000	(7)	0	0
Anthony Low-Beer	1,118,421	(8)	2.82%	700,000	(8)	418,421	1.06%
John R. Low-Beer	35,000	(9)	*	29,000	(9)	6,000	*
Marianne Young Living Trust of 2009 dtd. 1/11/09	50,000	(10)	*	50,000	(10)	0	0
Kevin McCormack	45,921	(11)	*	30,000	(11)	15,921	*
Ryan McCormack	45,921	(12)	*	30,000	(12)	15,921	*
Francis A. Mlynarczyk, Jr.	35,000	(34)	*	35,000	(34)	0	0

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
Pat Ltd.	30,000	(13)	*	25,000	(13)	5,000	*
Mechele Plotkin	25,000	(14)	*	25,000	(14)	0	0
The Thunen Family Trust, dtd 10/4/05	509,211	(15)	1.29%	210,000	(15)	299,211	*
Christopher Thunen	25,000	(16)	*	25,000	(16)	0	0
Douglas Thunen	40,000	(17)	*	40,000	(17)	0	0
The Viswanath Khaitan Revocable Trust dtd 12/9/02	50,000	(18)	*	50,000	(18)	0	0
Scarsdale Equities LLC	122,021	(19)	*	104,400	(19)	17,621	*
Sudip Chakrabortty and Anshu S. Chakrabortty, Jt. Ten (WROS)	59,091	(20)	*	34,091	(20)	25,000	*
Foster Family Trust	136,364	(21)	*	136,364	(21)	0	0
Henry H. Ji	347,727	(22)	*	272,727	(22)	75,000	*
Donald R. Scifres 2010 Annuity Trust R	1,595,554	(23)	3.98%	1,595,454	(23)	100	*
Antonius Schuh	257,727	(24)	*	257,727	(24)	0	0
Stephen Zaniboni	48,182	(25)	*	48,182	(25)	0	0
Joan Bregstein	40,909	(26)	*	40,909	(26)	0	0
Warberg WFI LP	50,000	(27)	*	50,000	(27)	0	0
Cranshire Capital LP	107,955	(28)	*	107,955	(28)	0	0
Freestone Advantage Partners LP	15,773	(29)	*	5,682	(29)	10,091	*
The Seamark Fund L.P.	556,792	(30)	1.41%	300,000	(30)	256,792	*
Warberg Opportunistic Trading Fund L.P.	75,000	(31)	*	75,000	(31)	0	0
Gilford Securities, Inc.	42,318	(32)	*	42,318	(32)	0	0
Socius CG II, Ltd.	1,350,000	(33)	3.31%	1,350,000	(33)	0	0

*	Less than 1%
(1)	Assumes the selling securityholder sells all of the shares of common stock included in this prospectus.
(2)	Represents 320,000 shares of our common stock and 139,211 shares of our common stock issuable upon the exercise of warrants, which includes 200,000 shares of our common stock and 80,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Francis A. Mlynarczyk, Jr., CEO of Scarsdale Equities LLC, has sole voting and investment control over these securities in his capacity as Managing Member of ALB Private Investments LLC which is a wholly-owned entity of Anthony Low-Beer, IRA.
(3)	Represents 75,000 shares of our common stock and 12,500 shares of our common stock issuable upon the exercise of warrants, which includes 25,000 shares of our common stock included in this prospectus. Maida Chicon has voting power and Maida Chicon, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(4)	Represents 540,000 shares of our common stock and 123,421 shares of our common stock issuable upon the exercise of warrants, which includes 300,000 shares of our common stock included in this prospectus. Phylis M. Esposito has voting power and Phylis M. Esposito, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.

(5)	Sander Flaum has voting power and Sander Flaum, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(6)	Cynthia Kohn has voting power and Cynthia Kohn, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(7)	John Kohn has voting power and John Kohn, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(8)	Represents 800,000 shares of our common stock and 318,421 shares of our common stock issuable upon the exercise of warrants, which includes 500,000 shares of our common stock and 200,000 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(9)	John R. Low-Beer has voting power and John R. Low-Beer, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Anthony Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(10)	John Low-Beer, Trustee, Marianne Young, Trustee, and Anthony Low-Beer, Trustee, have voting power and John Low-Beer, Marianne Young and Anthony Low-Beer, Trustees, and Scarsdale Equities LLC have investment power over the securities. Scarsdale Equities LLC disclaims beneficial ownership of the securities.
(11)	Represents 30,000 shares of our common stock and 15,921 shares of our common stock issuable upon the exercise of warrants, which includes 20,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Kevin McCormack has voting power and Kevin McCormack, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(12)	Represents 30,000 shares of our common stock and 15,921 shares of our common stock issuable upon the exercise of warrants, which includes 20,000 shares of our common stock and 10,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Ryan McCormack has voting power and Ryan McCormack, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(13)	Represents 25,000 shares of our common stock and 5,000 shares of our common stock issuable upon the exercise of warrants, which includes 25,000 shares of our common stock included in this prospectus. John N. Hatsopoulos, Managing Member of Pat Ltd., has voting power and John N. Hatsopoulos, Anthony Low-Beer, and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(14)	Mechele Plotkin has voting power and Mechele Plotkin, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(15)	Represents 450,000 shares of our common stock and 59,211 shares of our common stock issuable upon the exercise of warrants, which includes 210,000 shares of our common stock included in this prospectus. Garret Thunen, Trustee, and Carol Thunen, Trustee, have voting power over the securities in the Thunen Family Trust and Garret Thunen, Carol Thunen, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(16)	Christopher Thunen has voting power and Christopher Thunen, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.

(17)	Douglas Thunen has voting power and Douglas Thunen, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(18)	Viswanath Kaitan, Trustee, and Mona Khaitan, Trustee, have voting power and Viswanath Kaitan, Mona Khaitan, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(19)	Represents 122,021 shares of our common stock issuable upon the exercise of warrants, which includes 104,400 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Francis A. Mlynarczyk, Jr., CEO, and Wade Black, COO of Scarsdale Equities LLC have voting and investment control over these securities. Messrs. Mlynarczyk and Black disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein, if any.
(20)	Represents 32,727 shares of our common stock and 16,364 shares of our common stock issuable upon the exercise of warrants, which includes 22,727 shares of common stock and 11,364 shares of our common stock issuable upon the exercise of warrants included in this prospectus.
(21)	Represents 90,909 shares of our common stock and 45,455 shares of our common stock issuable upon the exercise of warrants. Michael L. Foster, Trustee, has investment and voting power of the Foster Family Trust.
(22)	Represents 256,818 shares of our common stock and 90,909 shares of our common stock issuable upon the exercise of warrants, which includes 181,818 shares of our common stock and 90,909 shares of our common stock issuable upon the exercise of warrants included in this prospectus.
(23)	Represents 913,736 shares of our common stock and 681,818 shares of our common stock issuable upon the exercise of warrants, which includes 913,636 shares of our common stock and 681,818 shares of our common stock issuable upon the exercise of warrants included in this prospectus.
(24)	Represents 166,818 shares of our common stock and 90,909 shares of our common stock issuable upon the exercise of warrants.
(25)	Represents 25,455 shares of our common stock and 22,727 shares of our common stock issuable upon the exercise of warrants.
(26)	Represents 27,273 shares of our common stock and 13,636 shares of our common stock issuable upon the exercise of warrants.
(27)	Represents 50,000 shares of our common stock issuable upon the exercise of warrants. Warberg Asset Management LLC is the general partner of Warberg WFI LP, Warberg Opportunistic Trading Fund L.P, and Option Opportunities Corp, all of whom own securities in ImmunoCellular Therapeutics, Ltd. Daniel Warsh and Jonathan Blumberg are members of Warberg Asset Management LLC and as such have investment power and voting control over the securities.
(28)	Represents 107,955 shares of our common stock issuable upon the exercise of warrants. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.
(29)	Represents 1,000 shares of our common stock and 14,773 shares of our common stock issuable upon the exercise of warrants, which includes 5,682 shares of common stock issuable upon exercise of warrants included in this prospectus. Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.

(30)	Represents 361,290 shares of our common stock and 195,502 shares of our common stock issuable upon the exercise of warrants, which includes 200,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. John D. Fraser, Managing Partner of Seamark Capital, general partner to The Seamark Fund, LP, and David T. Harrington, Managing Partner, Seamark Capital, exercise investment and voting control over the securities owned by The Seamark Fund, LP.
(31)	Represents 50,000 shares of our common stock and 25,000 shares of our common stock issuable upon the exercise of warrants. Warberg Asset Management LLC is the general partner of Warberg Opportunistic Trading Fund L.P, Warberg WFI LP and Option Opportunities Corp, all of whom own securities in ImmunoCellular Therapeutics, Ltd. Daniel Warsh and Jonathan Blumberg are members of Warberg Asset Management LLC and as such have investment power and voting control over the securities.
(32)	Represents 42,318 shares of our common stock issuable upon the exercise of warrants. Robert A. Maley has investment and voting control over the securities. Mr. Maley disclaims beneficial ownership of the securities owned by Gilford Securities, Inc.
(33)	Represents 1,350,000 shares of our common stock issuable upon the exercise of warrants, which are included in this prospectus.
(34)	Represents 25,000 shares of our common stock and 10,000 shares of our common stock issuable upon the exercise of warrants.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationships with Selling Securityholders

The selling securityholders did not have any position, office, or other material relationship with us or any of our affiliates within the past three years, except that Scarsdale Equities LLC and Gilford Securities, Inc. assisted us in identifying certain investors in connection with certain of our private placements. These broker-dealers received warrants to purchase shares of our common stock and cash compensation for providing these services.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of the common stock short after the effective date of the registration statement of which this prospectus is a part and may deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Any short sale transactions shall be made in compliance with any applicable contractual provisions of any agreements between us and the selling securityholders.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups in the aggregate, to exceed 8%.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares included in this prospectus. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become and remain effective until the earliest of (i) the date on which the selling securityholders may sell all of the shares included in the registration statement under Securities Act Rule 144 without restriction, (ii) the date on which all of the shares of our common stock included in the registration statement have been sold, or (iii) for all of the shares (excluding those shares issuable upon exercise of one warrant held by one of the selling securityholders), the second anniversary following the date the registration statement is declared effective. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. In addition, upon our company being notified in writing by the selling securityholders that a donee or pledgee intends to sell more than 500 shares of common stock included in this prospectus, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

DESCRIPTION OF SECURITIES

We are presently authorized to issue 99,000,000 shares of $.0001 par value common stock and 1,000,000 shares of $0.0001 par value preferred stock. As of the date of this prospectus, we had 39,384,634 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 2,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our Board of Directors. For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our Board of Directors.

Preferred Stock

Under our articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

In December 2009, we created a class of Series A Preferred Stock in connection with our agreement with Socius Capital Group under which we have the right, subject to satisfying certain specified conditions, to require Socius Capital Group to purchase shares of this Series A Preferred Stock. This class has 2,000 shares of preferred stock authorized. In May 2010, we issued and sold 400 of these shares and redeemed 248.148 of these shares immediately following their issuance, leaving 151.852 of these shares still outstanding. In December 2010, we redeemed the remaining 151.852 of these shares. There are no other shares of our preferred stock currently issued or outstanding. The voting rights, preferences as to dividends and liquidation, redemption provisions and other terms of the Series A Preferred Stock are set forth in a certificate of designations of preferences, rights and limitations that we filed with the Delaware Secretary of State, and that has been filed as an exhibit to the registration statement on Form S-1 which became effective with the Securities and Exchange Commission on January 22, 2010.

Shares Eligible For Future Sale

As of the date of this prospectus, we had 39,384,634 shares of common stock issued and outstanding. In addition to our shares of common stock covered by this prospectus all of these shares are freely tradeable or may be publicly resold under currently effective registration statements or pursuant to Rule 144. In addition to the shares of common stock issuable upon exercise of warrants covered by this prospectus, another 17,241,945 shares of our common stock issuable upon exercise of other currently exercisable options or warrants are eligible to be sold pursuant to currently effective registration statements.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell such securities. Sales under Rule 144 are subject to the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any limitations under Rule 144.

As of the date of this prospectus, approximately 30,202,470 of our outstanding shares of common stock were eligible for public resale under Rule 144. The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares, or

•

on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and

•	the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to affect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions, which our stockholders may otherwise deem to be in their best interests.

Transfer Agent

Our transfer agent currently is Computershare.

LEGAL MATTERS

TroyGould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. TroyGould PC owns 72,593 shares of common stock. Certain members, employees and of counsel of that firm beneficially own in the aggregate 795,355 shares or options to acquire shares of our common stock. The beneficial ownership of our shares described above includes all options that may be exercised within 60 days from the date of this prospectus.

EXPERTS

Our financial statements as of December 31, 2011 and 2010, and for each of the two years ended December 31, 2011, and for the period from February 25, 2004 (inception) through December 31, 2011 incorporated by reference in this prospectus have been audited by Marcum LLP to the extent and for the periods indicated in their report thereon. Such financial statements have been incorporated by reference in this prospectus and registration statement in reliance upon the reports of Marcum LLP given on the authority of such firm as experts in auditing and accounting.

Our financial statements for the year ended December 31, 2009, and for the period from February 25, 2004 (inception) through December 31, 2009 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of Stonefield Josephson, Inc. given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 21, 2012.

•	our Current Reports filed with the SEC on January 10, 2012, January 23, 2012, February 8, 2012, February 21, 2012, February 29, 2012, March 16, 2012 and March 22, 2012, respectively.

We also incorporate by reference into this prospectus all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering by the selling securityholders; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K we may subsequently file.

You may request a copy of the documents incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address:

ImmunoCellular Therapeutics, Ltd.

21900 Burbank Boulevard, 3rd Floor

Woodland Hills, California 91367

Attention: Investor Relations

Phone: (818) 992-2907

Copies of these documents are also available, without charge, through the “Investors” section of our website (www.imuc.com) as soon as reasonably practicable after they are filed with the SEC. The information contained on our website is not a part of this prospectus.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$735.45
Accounting fees and expenses	15,000.00
Legal fees and expenses	40,000.00
Printing and related expenses	11,000.00

Total	$66,735.45

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our Bylaws and Certificate of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of the company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of the company and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. In certain cases, we may advance expenses incurred in defending any such proceeding. The rights accruing to any person under our Bylaws and Certificate of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Certificate of Incorporation.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.	EXHIBITS

The Exhibit Index that follows the signature page of this registration statement lists the exhibits that are filed with this registration statement, and such Exhibit Index is incorporated herein by reference.

ITEM 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 26, 2012.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Manish Singh, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dr. Manish Singh and Dr. John Yu, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of the, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Manish Singh Manish Singh, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2012

/s/ David Fractor David Fractor	Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2012

/s/ John Yu John Yu, M.D.	Director	April 26, 2012

/s/ Jacqueline Brandwynne Jacqueline Brandwynne	Director	April 26, 2012

/s/ Richard A. Cowell Richard A. Cowell	Director	April 26, 2012

Signature	Title	Date

/s/ Helen S. Kim Helen S. Kim	Director	April 26, 2012

Rahul Singhvi, Sc.D.	Director	April , 2012

Richard Chin, M.D.	Director	April , 2012

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006. (1)

4.1	Form of Common Stock Certificate for ImmunoCellular Therapeutics, Ltd. (2)

4.2	Form of Subscription Agreement containing registration rights issued by Spectral Molecular Imaging, Inc. in January 2006 and assumed by ImmunoCellular Therapeutics, Ltd. (3)

4.3	Form of Warrant issued in January 2006 to purchase shares of the common stock of Spectral Molecular Imaging, Inc. and assumed by ImmunoCellular Therapeutics, Ltd. (3)

4.4	Subscription Agreement dated as of February 16, 2007 between ImmunoCellular Therapeutics, Ltd. and RAB Special Situations (Master) Fund Limited. (4)

4.5	Letter Agreement dated as of February 16, 2007 between ImmunoCellular Therapeutics, Ltd. and RAB Special Situations (Master) Fund Limited. (4)

4.6	Subscription Agreement dated as of April 19, 2007 between ImmunoCellular Therapeutics, Ltd. and RAB Special Situations (Master) Fund Limited. (4)

4.7	Warrant dated as of February 16, 2007 issued by ImmunoCellular Therapeutics, Ltd. to Credit Suisse Client Nominees (UK) Limited, as nominee for RAB Special Situations (Master) Fund Limited, for the purchase of 800,000 shares of the common stock of ImmunoCellular Therapeutics, Ltd. (4)

4.8	Warrant dated as of February 16, 2007 issued by ImmunoCellular Therapeutics, Ltd. to Credit Suisse Client Nominees (UK) Limited, as nominee for RAB Special Situations (Master) Fund Limited, for the purchase of 533,334 shares of the common stock of ImmunoCellular Therapeutics, Ltd. (4)

4.9	Warrant dated as of April 19, 2007 issued by ImmunoCellular Therapeutics, Ltd. to Credit Suisse Client Nominees (UK) Limited, as nominee for RAB Special Situations (Master) Fund Limited, for the purchase of 200,000 shares of the common stock of ImmunoCellular Therapeutics, Ltd. (4)

4.10	Warrant dated as of April 19, 2007 issued by ImmunoCellular Therapeutics, Ltd. to Credit Suisse Client Nominees (UK) Limited, as nominee for RAB Special Situations (Master) Fund Limited, for the purchase of 133,334 shares of the common stock of ImmunoCellular Therapeutics, Ltd. (4)

4.11	Form of Subscription Agreement containing registration rights between the participants in the April/May 2007 private placement and ImmunoCellular Therapeutics, Ltd. (5)

4.12	Form of Warrant issued to participants in the April/May 2007 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (5)

4.13	Form of Notice of Exercise of Warrants delivered by ImmunoCellular Therapeutics, Ltd. in January 2009 in connection with the reduction from $2.50 to $0.25 per share of the exercise price of warrants to purchase a total of 6,112,583 shares of common stock of ImmunoCellular Therapeutics, Ltd. and in connection with the extension of the expiration date of warrants to purchase a total of 6,412,583 shares of common stock of ImmunoCellular Therapeutics, Ltd. (6)

4.14	Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated December 3, 2009. (7)

4.15	Warrant dated December 3, 2009 issued by ImmunoCellular Therapeutics, Ltd. to Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC (7)

4.16	Amended Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated May 3, 2010. (8)

4.17	Form of Warrant issued to participants in the March 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (8)

4.18	Warrant dated May 2, 2010 for 1,350,000 shares issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd. (8)

4.19	Form of Warrant issued to participants in the February 2011 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (9)

4.20	Form of Warrant issued to participants in the January 13, 2012 underwritten public offering. (10)

5.1	Opinion of TroyGould PC. (11)

23.1	Consent of Marcum LLP. *

23.2	Consent of Stonefield Josephson, Inc. *

23.3	Consent of TroyGould PC (included in Exhibit 5.1).

*	Filed with this Registration Statement on Form S-3.
(1)	Previously filed by us on January 26, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed by us on February 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-140598, and incorporated herein by reference.
(3)	Previously filed by us on February 6, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(4)	Previously filed by us on May 1, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-142480, and incorporated herein by reference.
(5)	Previously filed by us on July 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-144521, and incorporated herein by reference

(6)	Previously filed by us on March 30, 2009 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(7)	Previously filed by us on December 7, 2009 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(8)	Previously filed by us on May 12, 2010 as an exhibit to our Registration Statement on Form S-1 to SB-2, File No. 333-144521 and incorporated herein by reference.
(9)	Previously filed by us on February 25, 2011 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(10)	Previously filed by us on January 10, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference
(11)	Previously filed.